CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated September 27, 2022, with respect to the financial statements of the Domini Impact Equity Fund, Domini International Opportunities Fund, Domini Sustainable Solutions Fund, Domini Impact International Equity Fund, and Domini Impact Bond Fund (collectively the “Funds”), each a series of Domini Investment Trust, as of July 31, 2022, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and Prospectus.

/s/ KPMG LLP

Boston, Massachusetts

November 22, 2022